July 24, 2023 Dear Guy, On behalf of Logitech Inc. (“Logitech”), we are pleased to offer you employment with Logitech as Interim Chief Executive Officer of Logitech International S.A. (“Logitech International”) effective June 13, 2023. Your base salary will be prorated based on your term of service as the Interim Chief Executive Officer. Your annualized base salary will be $1,000,000. Your bi-weekly base salary will be $38,461.54, payable every two weeks. You will continue to receive your Board cash retainer and receive annual Board equity for the 2023 to 2024 Board Year. Your annual restricted stock unit (“RSU”) grants will be the number of shares equal in number to CHF 200,000 divided by the closing share price of Logitech shares on the SIX Swiss Exchange on the date of the 2023 AGM, rounded up to the nearest whole share, a grant date effective as of the day of the 2023 AGM, and vesting in full on the earlier of (A) the one-year anniversary of the grant date or (B) the date of the next year’s Annual General Meeting to the extent that you are not re-elected at such meeting and are still providing service to the Company up to such meeting. These RSUs have been approved by Logitech International’s Compensation Committee. However, should the shareholders not elect you to the Board during the 2023 AGM, you will not be provided the above-referenced grants for the 2023 to 2024 Board year. Your annual cash target bonus opportunity will be set at 125% of your base salary, prorated for your term of service as Interim Chief Executive Officer, and with the actual bonus award 3930 N. FIRST STREET Page 1 of 2 SAN JOSE, CA 95134 USA T + 1.510.795.8500

being determined in accordance with the terms and conditions of the Bonus Plan, at the regular time of such determination after the relevant fiscal year. For your information, Logitech’s compensation plans and programs are reviewed each year and may be subject to change. Logitech reserves the right to cancel or change the benefit plans and programs it offers to its employees, including its executive officers, at any time. Any adjustment to your base salary or your target incentive bonus and other compensation shall be in the sole discretion of the Logitech International Board of Directors or the Compensation Committee of the Board. In addition, you will be subject to Logitech’s Executive Clawback Policy, a copy of which is enclosed. While it is our sincere hope and belief that our working relationship will be mutually beneficial, we also want to advise you that Logitech is an at-will employer. Consequently, either Logitech or you can terminate the employment relationship at-will, at any time, with or without cause, and with or without advance notice. We encourage you to discuss this offer with your own lawyer. Guy, the single most important factor of our success is our people and we look forward to having you on, and leading the Logitech team. If you have any questions, or need clarification on any information contained in this letter, please do not hesitate to contact us. Please sign and return both pages of the offer letter to Kirsty Russell, Head of People & Culture. Sincerely yours, ℅ Kirsty Russell Kirsty Russell Head of People & Culture 3930 N. FIRST STREET Page 2 of 2 SAN JOSE, CA 95134 USA T + 1.510.795.8500